Exhibit 10.1

P.O. Box 776, Mauldin SC 29662

509 West Butler Road, Greenville, SC 29607

www.regionalmanagement.com

(864) 422-8011

December 12, 2012

Donald E. Thomas

31 Palmetto Cove Court

Bluffton, SC 29910

Dear Don,

It is with great pleasure that Regional Management Corp. (“RM”) extends this offer of employment to you for the position of Executive Vice President and Chief Financial Officer. We’re looking forward to having you as a member the Regional team!

The following are the specific components of our offer to you. Please let me know if you have any questions on any of these areas:

•	Position: Executive Vice President and Chief Financial Officer reporting to Tom Fortin, Chief Executive Officer.

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Salary: In this position your starting salary will be $300,000 annually paid bi-weekly, less FICA, state, and federal income tax withholding, and any other deductions required for elective benefits of your choosing. The official payday is every other Friday, with funds distributed to the bank of your choice via direct deposit. This position is considered exempt for purposes of federal wage and hour law, which means that you will not be eligible for overtime time pay.

•	Sign-On Bonus: $75,000 to be paid within 3 days of Start Date. This bonus will be less all applicable Federal and State withholding taxes.

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Performance Bonus: You will be eligible for participation in The Senior Management Bonus Plan with a target bonus equal to 50% of your actual Salary for a given calendar year beginning in 2013. We target the payment of Senior Management Bonuses in March of the succeeding year. In order to receive the Senior Management Bonus payment, you must be an employee in good standing as of December 31st of the bonus year. The Senior Management Bonus Plan is based on performance targets derived from the Company’s Annual Profit Plan as determined by the Board of Directors. It is a “5 Prong” test of financial performance and the attached “Exhibit A” gives the details of the Plan and the actual 2011 criteria.

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Initial Equity Grant: 100,000 Option Shares will be granted as of your start date. The grant price will be the closing price the day prior to your Start Date, as reported by the New York Stock Exchange. All Options will vest in 5 equal installments of 20% each on each Anniversary of the Date of Grant and otherwise be governed by the Regional Management Corp. Stock Incentive Plan.

Donald E. Thomas Offer Letter

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Annual Equity Grant: 26,500 Option Shares will be granted no later than the end of each calendar year beginning in 2013. The grant price will be set as the closing price the day prior to Grant. Annual Equity Grant Options will vest in the same manner as above and be governed by the provisions of the Regional Management Corp. Stock Incentive Plan and is not subject to a performance target

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Performance and Salary Review: The Board of Directors (or its designees) will review your performance in your role as Executive Vice President and Chief Financial Officer during the First Quarter of each year. Pending a satisfactory review, your compensation will be increased no less than 3% each year.

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Insurance and Benefits: You are eligible to participate in the Company’s health insurance plan. Coverage begins on the first of the month following 30 days of employment. Optional family, dental, and vision insurance coverage is available as an employee-paid option. You will also be eligible for Regional’s short and long-term disability programs as a Company paid benefit.

•	Life Insurance: The Company will provide you with a $50,000 Life Insurance Policy. You have the option of purchasing an additional amount of Life Insurance at your cost up to a maximum of $250,000.

•	Retirement Plan: You are eligible to participate in the Regional 401(k) plan after one year of service.

•	Relocation Expenses: The Company will pay the invoice for the moving of usual and customary household items from Bluffton, SC to Greenville, SC not to exceed $10,000.

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Vacation & Personal Days: Eligibility for vacation and personal days begins after one year of employment. However, in consideration of your joining the Company we will waive the 1 year requirement for you. You will have 20 days to use each year. Additionally you will have 5 Personal days to use at your discretion each year.

•	Car Allowance: $1,150 per month paid through Accounts Payable. You will be responsible for any and all taxes resulting from this imputed income.

•	Cell Phone Allowance: You may remit your monthly cell-phone bill to Accounts Payable each month for direct payment. Under IRS regulations this is a non-taxable benefit.

•	On-going Training, Development, and Licensing: The Company will reimburse you for reasonable and customary job-related training, development and professional licensing.

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Outside Board Participation: After your 2nd employment anniversary you may serve on the Board of Directors of another company that does not compete with RM subject to the approval of the Board of Directors, not to be unreasonably withheld.

We greatly look forward to having you join our Company and becoming a member of the RMC team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Donald E. Thomas Offer Letter

Additionally, this offer is contingent upon your satisfactorily completing the appropriate background checks (criminal, civil, and license verification), credit check, and drug test required of all potential employee of Regional Management Corp.

If the terms of this letter are acceptable, please sign the letter below and return it to me at your earliest opportunity.

Sincerely,

/s/ Jared L. Johnson

Jared L. Johnson

Chair, Compensation Committee

On behalf of the Board of Directors

Regional Management Corp.

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon the satisfactory completion of background, credit and reference checks, and pre-employment drug test.

Signature:	/s/ Donald E. Thomas	Date:	12/12/12
Donald E. Thomas

Donald E. Thomas Offer Letter

Exhibit A

Performance-Based Annual Cash Awards

Our annual incentive program is designed to drive achievement of annual corporate goals, including key financial and operating results and strategic goals that create value for stockholders. Our named executive officers are eligible for performance-based annual cash awards linked to our performance in relation to performance targets set by our board of directors. Target annual incentive levels for each named executive officer are shown in the table below. In addition, the board of directors retains the authority to award special bonuses for exceptional achievement. The awards for 2011 were based on our performance with respect to the following metrics:

•	net income from operations, which measures profitability;

•	total debt / EBITDA (earnings before interest, taxes, depreciation and amortization), which is our leverage ratio;

•	average finance receivables, which measures our loan growth;

•	net loans charged off, which measures our charge-off control; and

•	Total general and administrative expense percentage, which measures our expense control.

These metrics drive the overall performance of our business from year to year and are elements of our historical financial success. Net income from operations measures the effectiveness of our management team’s execution of our strategic and operational plans. We believe that this measure accurately reflects business variables and factors that are directly within management’s control or, if not directly within management’s control, are directly influenced by decisions made by our management executives. Total debt / EBITDA measures our reliance on our credit facilities to produce cash flow. We believe that we should, over time, reduce our reliance upon borrowings and should fund proportionately more of our loan originations from operating cash flow as we grow. This measure holds management accountable for de-leveraging our balance sheet over time. Average finance receivables measure the growth of our loan portfolio. We seek to continually grow our business on a consistent and sound basis. We establish annual growth objectives for our management team for loans that we originate and service. Net loans charged off measures the control our management team exerts on loans and is ultimately a measure of the quality of underwriting policies and decisions. We guide our management team to specific aggregate net charge-off goals each year that combined with our average finance receivables measure, balances attractive growth with effective portfolio control. Total general and administrative expense percent measure the effectiveness with which our management team utilizes our corporate resources.

The following table illustrates our five performance metrics for 2011, their initial weightings, our performance targets and the maximum weightings:

PERFORMANCE METRIC	INITIAL WEIGHTING	TARGET FOR 2011	ACTUAL RESULTS FOR 2011	ACTUAL WEIGHTING FOR 2011	MAXIMUM WEIGHTING FOR 2011
Net income from operations(1)	30.0%	$22,188,000	$24,433,000	33.0%	33%
Total debt / EBITDA (2)	30.0%	4.20 x	4.10 x	31.0%	33%
Average finance receivables(3)	13.3%	$248,796,000	$265,361,000	14.2%	14.63%
Net loans charged off(4)	13.3%	7.67%	6.27%	14.6%	14.63%
Total general and administrative expense percentage(5)	13.3%	38.20%	38.86%	—	14.63%
Total	100.0%			92.9%	109.89%

Donald E. Thomas Offer Letter

(1)

If net income from operations is (A) equal to or greater than 90% but less than 100% of the target, the executive is entitled to an award equal to 30% of the target award amount multiplied by a fraction, the numerator of which is equal to the actual net income from operations expressed as a percentage of the target minus 90% and the denominator of which is equal to 10%; and (B) equal to or greater than 100% of the target, the executive is entitled to an award equal to 30% of the target award amount multiplied by a fraction, the numerator of which is equal to the actual net income from operations expressed as a percentage of the target and the denominator of which is equal to 100%.

(2)

If total debt / EBITDA is (A) greater than 100% but less than 110% of the target, the executive is entitled to an award equal to 30% of the target award multiplied by a fraction, the numerator of which is equal to the difference between 110% and the actual total debt / EBITDA expressed as a percentage of the target and the denominator of which is equal to 10%; and (B) equal to or less than 100% of the target, the executive is entitled to an award equal to 30% of the target award amount multiplied by the sum of one and the difference between 100% and the actual total debt / EBITDA expressed as a percentage of the target.

(3)

If average monthly finance receivables is equal to or greater than 100% of the target, the executive is entitled to an award equal to 13.3% of the target award amount multiplied by a fraction, the numerator of which is equal to the actual finance receivables expressed as a percentage of the target and the denominator of which is equal to 100%.

(4)

If net loans charged off is equal to or less than 100% of the target, the executive is entitled to an award equal to 13.3% of the target award amount multiplied by the sum of one and the difference between 100% and actual net loans charged off expressed as a percentage of net loans charged off.

(5)

If the total general and administrative expense percentage is equal to or less than 100% of the target, the executive is entitled to an award equal to 13.3% of the target award amount multiplied by the sum of one and the difference between 100% and the actual total general and administrative expense percentage expressed as a percentage of the total general and administrative expense percentage.

Annual Incentive Plan

Our board of directors has adopted, and our stockholders have approved, the Regional Management Corp. Annual Incentive Plan, (“the Annual Incentive Plan”). The following description of the Annual Incentive Plan is not complete and is qualified by reference to the full text of the Annual Incentive Plan, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Purpose

The Annual Incentive Plan is a bonus plan designed to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to our performance.

Administration

The Annual Incentive Plan will be administered by the compensation committee of our board of directors or such other committee of our board of directors to which it has delegated power (the “Committee”).

Eligibility; Awards

Awards may be granted to our officers and key employees in the sole discretion of the Committee. The Annual Incentive Plan provides for the payment of incentive bonuses in the form of cash, or, at the sole discretion of the Committee, in awards under the 2011 Stock Plan. For performance-based bonuses intended to comply with the performance-based compensation exemption under Section 162(m) of the Code, by no later than the end of the first quarter of a given performance period (or such other date as may be required or permitted by Section 162(m) of the Code to the extent applicable to us and the Annual Incentive Plan), the Committee will establish such target incentive bonuses for each individual participant in the Annual Incentive Plan. However, the Committee may in its sole discretion grant such bonuses, if any, to such participants as the Committee may choose, in respect of any given performance period, that is not intended to comply with the performance-based exemption under Section 162(m) of the Code. No participant may receive a bonus under the Annual Incentive Plan, with respect of any fiscal year, in excess of $2,500,000.

Donald E. Thomas Offer Letter

Performance Goals

The Committee will establish the performance periods over which performance objectives will be measured. A performance period may be for a fiscal year or a shorter period, as determined by the Committee. No later than the last day of the first quarter of a given performance period begins (or such other date as may be required or permitted by Section 162(m) of the Code to the extent applicable to us and the Annual Incentive Plan), the Committee will establish (1) the performance objective or objectives that must be satisfied for a participant to receive a bonus for such performance period, and (2) the target incentive bonus for each participant. Performance objective(s) will be based upon one or more of the following criteria, as determined by the Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA, (iv) operating income; (v) net income; (vi) adjusted cash net income; (vii) adjusted cash net income per share; (viii) net income per share; (ix) book value per share; (x) return on members’ or stockholders’ equity; (xi) expense management (including, without limitation, total general and administrative expense percentages); (xii) return on investment; (xiii) improvements in capital structure; (xiv) profitability of an identifiable business unit or product; (xv) maintenance or improvement of profit margins; (xvi) stock price; (xvii) market share; (xviii) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xix) costs (including, without limitation, total general and administrative expense percentages); (xx) cash flow; (xxi) working capital; (xxii) multiple of invested capital; (xxiii) total debt (including, without limitation, total debt as a multiple of EBITDA) and (xxiv) total return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee will determine. The performance measures and objectives established by the Committee may be different for different fiscal years and different objectives may be applicable to different officers and key employees.

As soon as practicable after the applicable performance period ends, the Committee will (A) determine (i) whether and to what extent any of the performance objective(s) established for such performance period have been satisfied and certify to such determination, and (ii) for each participant employed as of the date on which bonuses under the plan are payable, unless otherwise determined by the Committee (to the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the Annual Incentive Plan), the actual bonus to which such participant will be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Committee may deem appropriate and (B) cause such bonus to be paid to such participant. The Committee has absolute discretion to reduce or eliminate the amount otherwise payable to any participant under the Annual Incentive Plan and to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized as that participant’s target incentive bonus.

To the extent permitted under Section 162(m) of the Code, to the extent applicable to us and the Annual Incentive Plan, unless otherwise determined by the Committee, if a participant is hired or rehired by us after the beginning of a performance period (or such corresponding period if the performance period is not a fiscal year) for which a bonus is payable, such participant may, if determined by the Committee, receive an annual bonus equal to the bonus otherwise payable to such participant based upon our actual performance for the applicable performance period or, if determined by the Committee, based upon achieving targeted performance objectives pro-rated for the days of employment during such period or such other amount as the Committee may deem appropriate.

Forfeiture and Claw-back

The Committee may in its sole discretion specify in an award or a policy that is incorporated into an award by reference that the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions contained in such award. Such events may include, but are not limited to, termination of employment for cause,

Donald E. Thomas Offer Letter

termination of the participant’s provision of services to us, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of our financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.